EXHIBIT 10.3

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (this “Agreement”) is entered into as of the “Effective Date” set forth below, by and between Manhattan Associates Limited, a company registered in England and Wales under company number 03562638 whose registered office is at the address set out below (“Company”), and the undersigned “Executive.”

In consideration of Company’s employment and continued employment of Executive, Company and Executive agree as follows:

1. Contents of Agreement. This Agreement consists of this Signature Page and attached Schedules A (“General Terms and Conditions”), B (“Position and Certain Compensation Information”), and C (“Non-compete Company List”).

2. Definitions. Except as otherwise defined in this Agreement, capitalized terms will have the meanings set forth in Section 1 of Schedule A entitled “Definitions.”

THIS AGREEMENT WILL BECOME EFFECTIVE WHEN SIGNED BY BOTH PARTIES BELOW AND AS OF THE DATE SIGNED BY EXECUTIVE BELOW.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

EXECUTIVE	COMPANY

Steven P. Smith	Manhattan Associates Limited
[ADDRESS REDACTED FOR PRIVACY PURPOSES]	2 The Arena, Downshire Way, Bracknell RG12 1PU

/s/ Steven P. Smith	/s/ Eddie Capel
EXECUTIVE SIGNATURE	AUTHORIZED SIGNATURE

S. P. Smith	Eddie Capel, President and CEO, Manhattan Associates, Inc. NAME & TITLE PRINTED
NAME PRINTED

16 July, 2013	24 July, 2013
EFFECTIVE DATE	DATE

SCHEDULE A GENERAL TERMS AND CONDITIONS

1. Definitions. Except as otherwise specified in this Agreement, the definitions of the capitalized terms set forth in this Section 1 will apply with respect to the entire Agreement.

1.1 Agreement. This Executive Employment Agreement.

1.2 Base Salary. Executive’s base salary as set forth on Schedule B, as may be increased annually at the discretion of the Board or the Committee.

1.3 Board. The Board of Directors of Company’s Parent as constituted from time to time.

1.4 Bonus Target Amount. The target amount for Executive’s Performance-related Bonus, as set forth on Schedule B, as may be adjusted annually at the discretion of the Board or the Committee.

1.5 Cause. An act or acts or omission or omissions to act by Executive involving Executive’s (i) willful and continued failure substantially to perform his duties with Company (other than a failure resulting from Executive’s Disability) and that failure continues for thirty (30) days following written notice from Company to Executive that provides a reasonable description of the basis for the determination that Executive has failed to perform his duties, (ii) conviction for a criminal offence other than a minor crime of the type that would not be disclosable under the United States federal securities laws were Executive a reporting officer under those laws, (iii) willful and continued failure to cooperate with any investigation or similar proceeding involving Company by any governmental authority regarding any material breach of law or regulation and continuation of that failure for thirty (30) days following written notice from Company to Executive that provides a reasonable description of the basis for the determination that Executive has failed to cooperate; (iv) breach of this Agreement in any material respect where that breach is not susceptible to remedy or cure or has already materially damaged Company, or is susceptible to remedy or cure and no such material damage yet has occurred, and is not cured or remedied reasonably promptly after specific written notice from Company to Executive that provides a reasonable description of the breach, or (v) conduct that the Board has determined, reasonably and in good faith, to be dishonest, fraudulent, unlawful, or grossly negligent, or does not comply with Company’s Code of Conduct or materially fails to comply with a set of standards of conduct and business practices that have been labeled as such and provided by Company to Executive prior to that conduct, which is not cured to the reasonable satisfaction of the Board within thirty (30) days of written notice from the Board to Executive.

1.6 Change of Control. The occurrence of any of the following events:

(i) Any transaction or series of transactions pursuant to which Parent sells, transfers, leases, exchanges, or disposes of all or substantially all (i.e., at least eighty-five percent (85%)) of its assets for cash or property, or for a combination of cash and property, or for other consideration;

(ii) Any transaction pursuant to which one or more Persons acquire by merger, consolidation, reorganization, division, or other business combination or transaction, or by a purchase of an interest in Parent, an interest in Parent so that after that transaction, the shareholders of Parent immediately prior to that transaction no longer have a controlling (i.e., fifty percent (50%) or more) voting interest in Parent;

(iii) Any change in the composition of the Board within a twelve (12) month period resulting in fewer than a majority of the directors being Incumbent Directors; or

(iv) Any transaction or series of transactions pursuant to which any Person or Persons acting in concert acquire outstanding voting securities of Parent, if, after that transaction or those transactions, the acquiring Persons own, control, or hold, with power to vote, at least forty percent (40%) of any class of voting securities of Parent.

1.7 Committee. The Compensation Committee of the Board.

1.8 Company. As defined in the Preamble to this Agreement; provided, however, where the context reasonably requires, “Company” also will include Parent and its other affiliates.

1.9 Company Business. The business of developing, marketing, selling, licensing, installing, implementing, deploying, servicing, and maintaining supply chain computer software solutions designed for one or more of the following: (i) management of warehouses and distribution centers; (ii) management of transportation logistics throughout the supply chain, including carrier management, transportation procurement, and transportation execution; (iii) product order, fulfillment and returns processes; (iv) retail, wholesale, and multi-channel inventory planning and management; (v) supply chain event monitoring and reporting; and (vi) supply chain analysis and evaluation.

1.10 Competing Business. Activities, products, or services that are the same as or similar to the Company Business.

1.11 Confidential Information. (A) Any and all data and information in whatever form: (i) relating to or arising from the business of Company, or of third Persons, regardless of whether the data or information constitutes a trade secret as defined by applicable law; (ii) disclosed to Executive or of which Executive becomes or became aware as a consequence of Executive’s relationship with Company; (iii) having value to Company; (iv) not generally known to competitors of Company; and (v)

which includes, without limitation: trade secrets; methods of operation; customer and prospective customer information; price lists; financial information and projections; Company organizational structure information; business plans and strategies; Company product information including design, development, and marketing information, installation and configuration guides, user manuals, functional and technical specifications, data models and data dictionaries, and software source code; Company policies, processes, methods, and procedures; Company inventions and discoveries; and similar information; and (B) third party confidential information in Company’s possession.

1.12 Constructive Termination. The occurrence during Executive’s employment of any one of the events set forth in (i) through (vi) below and satisfaction of the following conditions: (a) Executive provides notice to Company of the Constructive Termination condition within ninety (90) days of his learning of its initial existence; (b) Company fails to remedy the Constructive Termination condition within thirty (30) days following the notice; and (c) Executive terminates his employment within six (6) months of his learning of the existence of the Constructive Termination condition. The Constructive Termination events are as follows: (i) a material adverse change in Executive’s authority, duties, or responsibilities; (ii) a material failure to pay Executive the compensation required by this Agreement; (iii) after a Change of Control, (a) relocation of Company’s headquarters more than thirty (30) miles outside of the Atlanta, Georgia, greater metropolitan area or (b) Company requiring Executive to be based more than thirty (30) miles from the Work Location at which Executive was based immediately prior to the Change of Control; (iv) after a Change of Control, the material reduction in the compensation and benefits provided to Executive under the employee benefit plans, programs, and practices in effect immediately prior to the Change of Control; (v) after a Change of Control, the insolvency or the filing by Parent of a petition for bankruptcy of Parent; or (vi) after a Change of Control, Parent’s failure promptly to obtain an agreement from any successor or assignee of Parent to assume and agree to perform Parent’s obligations under this Agreement unless that successor or assignee is bound to the performance of this Agreement as a matter of law. For the avoidance of doubt, provided Executive complies with conditions (a) through (c) above, he will not be required to serve the Required Termination Notice on Company in order to terminate his employment

1.13 Disability. Executive’s inability as a result of physical or mental incapacity to substantially perform Executive’s duties for Company on a full-time basis, which inability lasts for a period of six (6) consecutive months. The Board (or the Committee, if requested to do so by the Board) will be responsible for determining in good faith an Executive’s Disability based on the information received by the Board (or the Committee).

1.14 Duties. Duties of the type performed by Executive for Company during the twelve (12) month period immediately prior to the Termination Date.

1.15 Effective Date. The date on which this Agreement becomes effective as set forth on the Signature Page.

1.16 Equity Awards. Stock options, restricted stock, restricted stock units, and other equity awards that may be granted under the Stock Incentive Plan.

1.17 Executive. As defined in the Preamble to this Agreement.

1.18 Garden Leave. Following either Party giving a Required Termination Notice or Executive purporting to terminate his employment in a manner that would be a breach of this Agreement, a period during which Company requires Executive not to perform any Duties (or to perform only specified Duties) for all or part of the Notice Period (or in the case of Executive purporting to terminate his employment in a manner that would be a breach of this Agreement, six (6) months) in accordance with the terms of this Agreement.

1.19 Incumbent Directors. The Persons who, at the Effective Date, constitute the Board, and any Person becoming a director after the Effective Date and whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of Company in which that Person is named as a nominee for director, without written objection to that nomination); provided, however, that no individual initially elected or nominated as a director of Company as a result of an actual or threatened election contest (as described in Rule 14a-11 under the United States’ Securities Act of 1934) or other actual or threatened solicitation of proxies or consents by or on behalf of any “person” (as defined in Section 3(a)(9) of the Act and as used in Section 13(d)(3) and 14(d)(2) of the Act) other than the Board, including by reason of any agreement intended to avoid or settle any such contest or solicitation, will be deemed an Incumbent Director; and provided further, that subject to the provisions of this Section 1.19, no Person will be deemed to be an Incumbent Director until that time as they take office as a director of Company.

1.20 Invention. Any idea, invention, discovery, improvement, innovation, design, process, method, formula, technique, machine, article of manufacture, composition of matter, algorithm, or computer program, and any improvements to any of the above.

1.21 Parent. Company’s parent company, Manhattan Associates, Inc., a Georgia (U.S.) corporation.

1.22 Notice Period. The six (6) month advance notice period immediately following the giving of a Required Termination Notice.

1.23 Parties. Executive and Company.

1.24 Performance-related Bonus. Executive’s performance-related annual cash bonus, calculated in a manner consistent with the terms of Company’s performance-related bonus plan and this Agreement.

1.25 Person. A natural person, or a corporation, partnership, limited partnership, joint venture, limited liability company, trust, other business, non-business, charitable, or governmental entity, or governmental agency.

1.26 Recoupment Policy. A policy of recoupment of compensation adopted or amended from time to time by the Board or the Committee as it deems necessary or desirable to comply with the requirements of Section 954 of the United States’ Dodd-Frank Wall Street Reform and Consumer Protection Act (providing for recovery of erroneously awarded compensation), Section 304 of the United States’ Sarbanes-Oxley Act of 2002 (providing for forfeiture of certain bonuses and profits), and any implementing rules and regulations of the U.S. Securities and Exchange Commission and applicable listing standards of a national securities exchange adopted in accordance with either of those Acts, which policy is incorporated into this Agreement by this reference.

1.27 Release. A release of Company from any and all liabilities and claims of any kind, including without limitation all contractual and statutory claims, and in particular Executive’s right to statutory notice, in form and substance reasonably acceptable to Company, in compliance with applicable law, constituting a valid statutory compromise agreement, and endorsed by a relevant independent adviser who has advised Executive as to its terms and effect.

1.28 Required Termination Notice. Six (6) months’ written notice by either Party of termination of Executive’s employment with Company.

1.29 Restricted Employee. Any senior employee of Company employed at the Termination Date serving at the level of “director” or above, in any research, technical, IT, financial, marketing, or sales function, or in another managerial role, whom Executive has managed or with whom he has worked at any time in the twelve (12) month period immediately prior to the Termination Date, not including any employee in an administrative, clerical, manual, or secretarial capacity.

1.30 Restriction Period. That period beginning on the Termination Date and ending on the later of (i) the date that is the twelve (12) month anniversary of the Termination Date or (ii) if severance payments become due to the Executive pursuant to Section 4.1, the date on which the last of those severance payments is due, provided that to the extent that Executive remains employed by Company for a period of time following the giving of a Required Termination Notice, including in order to serve out the notice period, or during a Garden Leave, the Restricted Period will be reduce by the length of time that Executive remains so employed.

1.31 Stock Incentive Plan. The Manhattan Associates, Inc. 2007 Stock Incentive Plan, as amended, or any successor plan to that plan.

1.32 Subject Invention. Any Invention that is conceived by Executive during the term of his employment with Company solely or jointly with others and: (i) relates to the actual or anticipated business, research, or development of Company; (ii) results from any work performed by Executive using any equipment, facilities, materials, Confidential Information, or Company personnel; or (iii) is suggested by or results from any task assigned to Executive by, or performed by Executive for or on behalf of, Company.

1.33 Termination Date. The date on which Executive’s employment with Company is terminated with or without Cause, for any reason or for no reason, upon the initiative of either Party (including, where applicable, the date of termination of Garden Leave).

1.34 Work. Any copyrightable work of authorship, including, without limitation, computer programs (including the contents of read-only memories), any technical descriptions for products, user’s guides, graphical works, audiovisual works, sound recordings, literary works, illustrations, advertising materials, and any contribution to those materials.

1.35 Work Location. Executive’s primary place of business as set forth on Schedule B, as may be changed by Company from time to time at the discretion of the Executive’s direct supervisor or the Board.

2. Employment.

2.1 Position and Responsibilities. As of the Effective Date, Company will continue to employ Executive, and Executive accepts continuing employment by Company, at the position set forth on Schedule B, and Executive will continue to report to the direct supervisor set forth on Schedule B, all in accordance with and subject to the terms set forth in this Agreement. Executive will perform those responsibilities consistent with his position and those other duties as may be and previously have been determined from time to time by Parent’s CEO, Executive’s direct supervisor (if different from Parent’s CEO), or the Board from time to time, and perform those responsibilities to the best of his ability while devoting his full business time to those responsibilities. Executive will act in good faith to promote the interests of Company. Executive may participate in those civic and charitable activities as Executive elects that do not meaningfully interfere with his duties for Company. Executive will conduct himself in a business-like and professional manner as appropriate for his position and represent Company in a manner that complies with good business and ethical practices. Executive will be subject to and abide by the written policies and procedures of Company applicable to executive personnel of Company, as adopted from time to time by Company and communicated to Executive.

2.2 Executive’s Work Location. Executive will work out of his Work Location set forth on Schedule B, which Work Location may be changed by Company from time to time at the discretion of Executive’s direct supervisor or the Board.

3. Compensation. During the term of Executive’s employment with Company, the following compensation provisions will apply:

3.1 Base Salary. Company will pay to Executive the Base Salary, subject to all payroll and income tax withholdings and other authorized deductions, which Base Salary may be increased annually at the discretion of the Board or the Committee.

3.2 Performance-Related Bonus. Executive will be eligible to receive the Performance-related Bonus with a target opportunity equal to the Bonus Target Amount, subject to those terms and conditions as may be established by Company. The Board or the Committee will determine the amount of the bonus, in its reasonable discretion, utilizing financial information reviewed or audited by Company’s independent auditors. Company will pay the bonus in accordance with its policies in place from time to time, and the bonus will be subject to all payroll and income tax withholdings and other authorized deductions.

3.3 Equity Awards. Executive will be eligible to receive grants of Equity Awards. The grants will have an annual value that reflects Executive’s position, duties, and responsibilities with Company and will be commensurate with grants to other executive officers of Parent. The grants may be performance-based, service-based, or any combination of them. The Board or the Committee will determine, in its discretion, the form, vesting, forfeiture, and other terms and conditions of the grants. Each grant of an Equity Award will be subject to the terms and conditions of the award agreement for that grant.

3.4 Employee Benefits. Executive will be eligible to participate in all employee benefit plans that Company provides for its employees at the executive level, including pension, health care, life insurance, and disability plans, subject always to the rules of those plans and any applicable restrictions in those plans based on Executive’s age. Concurrently with the execution by the Parties of this Agreement, Company will cause Parent to enter into with Executive, and Executive will enter into with Parent, an Indemnification Agreement, prepared by or at the direction of Parent, under which Parent will indemnify Executive to the full extent permitted by law and under Parent’s Articles of Incorporation and Bylaws for and with respect to any claim, loss, or cause of action resulting from, arising out of, or in connection with Executive’s service as an officer, director, or employee of Parent of any of its affiliates (including Company). Company will ensure that Executive is covered under a directors and officers liability insurance policy in the same manner as other executive officers and directors of Parent.

3.5 Expenses. Executive will be promptly reimbursed for expenses reasonably incurred in the performance of his executive duties in accordance with the written policies of Company in effect from time to time.

3.6 Vacation. Except as otherwise set forth on Schedule B or agreed to between the Parties in writing, Executive will be eligible for vacation each calendar year in accordance with the standard Company vacation policy.

3.7 Car Allowance. Executive will be entitled to a car allowance in the amount set forth on Schedule B.

3.8 Recoupment of Compensation. Performance-related Bonuses, other incentive compensation, and Equity Awards paid or granted to Executive, whether pursuant to this Agreement or otherwise, will be subject to those terms and conditions of any applicable Recoupment Policy.

4. Termination of Employment.

4.1 Termination. Executive’s employment under the terms of this Agreement will continue until it is terminated in writing by the Parties, or until Executive’s employment is terminated in accordance with the terms of this Agreement. Either Company or Executive may terminate Executive’s employment by giving the other the Required Termination Notice. Further, Company may terminate Executive’s employment upon written notice with immediate effect for Cause, and Executive’s employment will terminate with immediate effect as a result of Executive’s Disability or upon and as a result of Executive’s death, or in accordance with written notice given by Executive for Constructive Termination. If Executive’s employment is terminated (i) by Company for Cause, (ii) as a result of Executive’s Disability, or (iii) upon and as a result of Executive’s death, or if Executive terminates his employment other than for Constructive Termination, then Company’s obligations under this Agreement will cease as of the Termination Date; provided, however, that Executive (or his estate) will be entitled to (a) salary earned through the Termination Date, (b) any bonuses or other incentive compensation earned and payable under the terms of the applicable bonus or other incentive plan as of the Termination Date, (c) benefits earned by or payable to Executive pursuant to the terms of any health, life insurance, disability, welfare, retirement, or other plan or program maintained by Company in which Executive participates or any award agreements under the Stock Incentive Plan, and (d) payment in lieu of accrued but untaken vacation calculated through the Termination Date. If Company terminates Executive’s employment other than pursuant to clause (i) through (iii) of this Section 4.1, or if Executive terminates his employment as a Constructive Termination, Executive will be entitled to receive the severance payments provided in Section 4.4 (subject to the conditions set forth in Section 4.4). Except as otherwise provided in this Agreement, if Executive’s employment is terminated and he is entitled to severance payments under this Section 4.1, then he will not be required to mitigate damages by seeking other employment, and any compensation or benefits he receives will not reduce the amount payable by Company under this Agreement. The severance payments provided pursuant to Section 4.4 will be the only severance benefits payable to Executive by Company as a result of the termination of Executive’s employment other than a statutory redundancy payment (if any) to which Executive may be entitled, and Executive waives his rights (if any) to any severance benefits under any other plan or program of Company, Parent or any other of Parent’s affiliates.

4.2 Garden Leave. Following the giving by either Party of the Required Termination Notice or Executive purporting to terminate his employment in a manner that is in breach of this Agreement, Company may require Executive to serve Garden Leave, during which Executive will: (i) continue to receive Base Salary and other contractual benefits in the usual way and subject to the terms of any benefits arrangements, (ii) remain an employee of Company and remain bound by his duties and obligations, whether contractual or otherwise, which will continue in full force and effect; (iii) without the prior written consent of Company, not (a) contact or deal with (or attempt to contact or deal with) any Company customer, client, supplier, agent, distributor, shareholder, employee, officer, or other business contact, (b) enter onto the premises of Company unless requested to do so by Company, or (c) commence any other employment or professional engagement. Company will notify Executive in writing if it desires to exercise its rights under this Section 4.2.

4.3 Payment in Lieu of Notice. Promptly following the giving by either Party of the Required Termination Notice, Company may elect to terminate this Agreement with immediate effect by making a payment to Executive in lieu of Base Salary and Car Allowance in the amount that would have been due to Executive during the remainder of the Notice Period, plus a payment in an amount equal to the monthly costs that Company would have incurred for insurance for Executive and his dependents under the Company’s private medical insurance for the remainder of the Notice Period (including a tax gross-up on those monthly insurance costs), but no other benefits.

4.4 Severance Payments. Subject to the conditions set forth in the following sentence and the limitations set forth in the last sentence of this paragraph, if Executive’s employment is terminated under Section 4.1 entitling Executive to receive severance payments, then the severance payments will comprise the following payments, subject to withholding of all applicable payroll and income taxes and other authorized deductions: (i) twelve (12) full months of Executive’s Base Salary and Car Allowance (but reduced by any statutory redundancy payment to which Executive may be entitled), payable in twelve (12) equal monthly installments on Company’s regular payroll dates beginning on the first payroll date after the Release is executed and delivered to Company by Executive and becomes effective, except that the twelve (12) month period referred to in this clause 4.4(i) will be reduced to reflect the duration of any Garden Leave or of any Notice Period during which Executive continues to receive his salary and benefits or payment in lieu of notice; (ii) twelve (12) monthly payments each of which is equal to the monthly costs that Company would have incurred for insurance for Executive and his dependents under the Company’s private medical insurance (plus a tax gross-up on such payments) for that twelve (12) month period, except that the twelve (12) month period referred to in this clause 4.4(ii) will be reduced to reflect the duration of any Garden Leave, or of any Notice Period during which Executive continues to receive his salary and benefits, or by the number of months’ worth of Base Salary and medical insurance costs Executive receives comprising payment in lieu of notice; and (iii) if that termination of Executive’s employment occurs on or within twenty-four (24) months following a Change of Control, (a) a pro rata bonus for the year of termination (based on the number of days that have elapsed to the Termination Date), calculated at target performance level, less any bonus amount already paid or payable for that year, and (b) an additional annual bonus amount equal to the greater of Executive’s target bonus for the year of termination or Executive’s target bonus for the prior year, which bonus payments ((a) and (b) above) will be paid as a lump sum on the sixtieth (60th) day after the Termination Date. Company’s obligation to make the severance payments under this Section 4.4 is subject to the conditions that (a) Executive executes and delivers to Company the Release within the time period specified in the Release, and the Release becomes effective, and (b) Executive complies with the restrictive covenants and post-termination obligations in Sections 8 through 11, inclusive. If Executive dies after becoming entitled to severance payments under this Section 4.4, the severance payments under this Section 4.4 will continue for the lesser of six (6) months or the remainder of the twelve (12) month period referred to above.

4.5 Vesting of Unvested Equity Awards. Except as otherwise agreed in writing between Company (or its successor) and Executive, if a Change of Control occurs, any outstanding Equity Awards granted to Executive not yet vested as of that Change of Control will remain in effect in accordance with their terms (or Company may, without Executive’s consent, substitute for those unvested Equity Awards an equity award with substantially equivalent value, terms, and conditions of the survivor, continuing, successor, or purchasing entity, or their parent). If on or within twenty-four (24) months following the date of a Change of Control Executive’s employment is terminated under Section 4.1 entitling Executive to receive severance payments, then any outstanding unvested Equity Awards granted to Executive prior to that Change of Control (or any equity awards substituted for those Equity Awards) will fully vest (to the extent they have not otherwise vested) as of the date that the Release becomes effective. If any performance period for an outstanding unvested Equity Award has not been completed as of the date of a Change of Control, then the target performance level for that Equity Award will be deemed to have been achieved as of the date of that Change of Control.

The provisions of this Section 4.5 are, by this Agreement, deemed to be a part of, and where necessary, amend, each Equity Award agreement of Executive and to supersede any contrary provisions in each of those agreements.

5. Inventions. By this Agreement, Executive irrevocably assigns to Company all of Executive’s rights to all Subject Inventions in the United Kingdom, the European Union, the United States of America, and all other countries, and the right to claim priority in the Subject Inventions.

6. Patent Applications and Maintenance. If Company elects to file one or more patent applications, either in the United States of America, the European Union, or in any other jurisdiction, on a Subject Invention of which Executive is an inventor, Executive will sign all necessary documentation relating to the patent application(s), including formal assignments to Company, and will cooperate with attorneys or other Persons designated by Company to provide all information necessary for the prosecution of the patent application(s) in the applicable jurisdictions. Executive also will assist Company in every proper way to maintain its patents during and following the period of employment, including, but not limited to, the performance of all lawful acts, such as the giving of testimony in any interference proceedings, infringement suits, or other litigation, as may be deemed necessary or advisable by Company.

7. Copyrights.

7.1 Ownership by Company. Any Works created by Executive in the course of Executive’s duties as an employee of Company are subject to the “Work for Hire” provisions contained in Sections 101 and 201 of the United States Copyright Law, Title 17 of the United States Code. All right, title, and interest in and to copyrights in all Works that have been or will be prepared by Executive within the scope of Executive’s employment with Company will be the property of Company. To the extent the provisions of Title 17 of the United States Code do not vest the copyrights to any Works in Company, Executive, by this Agreement, assigns to Company all right, title, and interest to copyrights Executive may have in the Works.

7.2 Assistance to Company. Executive will assist Company in every proper way to maintain Company’s copyrights during and following Executive’s period of employment including, but not limited to, the performance of all lawful acts, such as the giving of testimony in any infringement suits or other litigation, as may be deemed necessary or advisable by Company.

8. Agreement Not to Solicit Customers. During the term of Executive’s employment by Company, Executive will not, either directly or indirectly, on Executive’s behalf or on behalf of another Person, for the purpose of selling or providing any Competing Business, solicit, divert, or appropriate, or attempt to solicit, divert, or appropriate, any Company customer or prospective customer. Further, during the Restriction Period, Executive will not, either directly or indirectly, on Executive’s behalf or on behalf of another Person, for the purpose of selling or providing any Competing Business, solicit, divert, or appropriate, or attempt to solicit, divert, or appropriate, any Company customer or potential customer: (i) with which Executive deals or has dealt on behalf of Company (ii) whose dealings with Company are or were coordinated or supervised by Executive; (iii) about which Executive obtains or obtained confidential information in the ordinary course of business as a result of Executive’s association with Company; or (iv) that receives or received products or services authorized by Company, the sale or provision of which results or resulted in compensation, commissions, or earnings for Executive within twelve (12) months prior to the Termination Date.

9. Agreement Not to Solicit Employees. During the term of Executive’s employment by Company, Executive will not, either directly or indirectly, on Executive’s behalf or on behalf of another Person, solicit, divert, or hire away, or attempt to solicit, divert, or hire away, any Company employee. Further, during the Restriction Period, Executive will not, in connection with any Competing Business either directly or indirectly, on Executive’s behalf or on behalf of another Person, solicit, divert, or hire away, or attempt to solicit, divert, or hire away, any Restricted Employee.

10. Non-Competition. During Executive’s employment by Company, Executive will not work for any other Person (other than volunteering free time to a charitable organization), or engage in any other business activity that would interfere with the performance of Executive’s job responsibilities or that is in violation of policies established from time to time by Company, without Company’s prior written consent. During Executive’s employment by Company, any money or other remuneration received by Executive for services rendered to a Company customer belong to Company. Executive acknowledges that: (i) Company (including Parent and its affiliates) is engaged in the Company Business in various geographies throughout the North and South America, Europe, the Middle East, and Africa, and Asia; (ii) Executive possesses selective and specialized skills, knowledge, learning, and abilities relating to the Company Business, and Executive’s employment with Company involves further acquisition and development of such selective and specialized skills, knowledge, learning, and abilities; and (iii) Executive has and will have, during Executive’s employment with Company, access to Confidential Information. In light of the above, during the Restriction Period, Executive will not, without Company’s prior written consent, perform in the geographies of Europe, the Middle East, Africa, Asia, Australia, New Zealand, the Pacific Ocean islands commonly considered to be included in “Asia-Pacific,” or any other geographic location in which Company (including Parent and Parent’s other affiliates) is engaged in the Company Business, any Duties for, or that benefit, directly or indirectly, any Competing Business engaged in by a company listed or described on Schedule C to this Agreement.

11. Confidential Information.

11.1 Non-disclosure and Non-use. Except as reasonably necessary or appropriate in connection with Executive’s performance of Executive’s responsibilities for Company, Executive will not disclose Confidential Information to any Person or use or exploit (including reverse engineering, decompiling, or disassembling) Confidential Information.

11.2 Exceptions. Notwithstanding the foregoing, the non-disclosure restriction of Section 11.1 will not apply to any data or information: (i) that has been voluntarily disclosed to the public by Company, except where that disclosure has been made by Executive without authorization from Company; (ii) that has been independently developed and disclosed by others; or (iii) that otherwise has entered the public domain through lawful means.

11.3 Duration. Except as otherwise provided in this Section 11, the covenants of confidentiality, non-use, and non-exploitation set forth in this Section 11 will continue throughout the term of Executive’s employment with Company, and indefinitely following the Termination Date; provided that Executive’s non-disclosure obligations with respect to Confidential Information will terminate at such time as the data or information is no longer confidential.

11.4 Notice Requirement. Executive agrees to notify Company immediately if Executive learns of any unauthorized disclosure, use, or exploitation of Confidential Information by another Person.

12. Return of Property. Upon termination of Executive’s employment with Company, Executive promptly will deliver to Company all Company property in his possession or control, including, but not limited to, all keys, credit cards, security cards, computers, computer software (including computer discs and storage devices of any kind), mobile phones, and other equipment or personal items provided by Company to Executive for use during Executive’s employment, together with all Company documents and all copies of those documents (both hard copy and electronically stored), written or recorded materials, plans, records, notes, files, drawings, or papers relating to the affairs of Company, including all notes or records relating to employees of Company.

13. Obligations to Others. Except as may have been disclosed previously by Executive to Company, Executive represents and warrants that Executive is not or was not a party to any agreement with any other Person that purports to require Executive to assign any Work or any Invention created, conceived, or first practiced by Executive during any period of time during which Executive has been or will continue to be an employee of Company, nor is Executive subject to any law, court order, or regulation that purports to require that assignment. Further, Executive represents and warrants that Executive is not presently under any agreement that will prevent Executive from performing Executive’s duties for Company, and is not in breach of any agreement with respect to any confidential information, including trade secrets, owned by any other Person. Executive will not disclose to Company any protected confidential information, including trade secrets, of any other Person.

14. Remedies. Executive acknowledges that the covenants contained in Sections 5 through 13, inclusive, of this Agreement are of the essence of this Agreement, that each of those covenants is reasonable and necessary to protect the business, interests, and properties of Company, and that Company will suffer irreparable loss and damage if Executive breaches any of those covenants. Therefore, in addition to all other remedies provided by law, Company will be entitled to seek equitable relief in connection with any breach or contemplated breach of any of those covenants referred to above. With respect to misappropriation of a “trade secret” as that term is defined under applicable law, Company’s remedies under this Agreement will be in addition to all other remedies provided by law or in equity. The existence of any claim that Executive may have against Company will not constitute a defense to the enforcement by Company of the covenants contained in this Agreement. Executive acknowledges that Executive’s breach of this Agreement may result in an immediate termination of Executive’s employment.

15. Notices. A Party providing notice under this Agreement will provide that notice to the other Party in writing, addressed as follows:

For notices to Company:

Manhattan Associates, Inc.

2300 Windy Ridge Parkway, Tenth Floor

Atlanta, GA 30339, USA

Attn: Chief Executive Officer

For notices to the Executive:

The address set forth on the Signature Page to this Agreement.

A notice provided under this Agreement will be deemed given upon receipt, if hand delivered in person or delivered by courier, or three (3) days after posting, postage prepaid. Either Party may change its address for receipt of notices by providing notice in accordance with this Section 15.

16. Disciplinary and Grievance Procedures. There is no disciplinary procedure that applies to Executive’s employment with Company. Executive will refer any grievance he may have regarding his employment or any appeal in connection with any disciplinary decision relating to him to Parent’s Chief Human Resources Officer in writing in the first instance. Company will have the right to suspend Executive from his duties on those terms and conditions as the Company determines for the purpose of carrying out an investigation into any allegation against Executive of misconduct, negligence, bullying harassment, or discrimination, and pending any disciplinary hearing. Company will be required to continue to pay Executive’s Base Salary and provide all other contractual benefits to the Executive during any period of suspension. Company will not be required to give any reason for exercising its right under this Section 16.

17. Data Protection. Executive consents to Company (including its affiliates) processing, both electronically and manually, the data it collects in relation to Executive in the course of his employment for the purposes of Company’s administration and management of its employees and its business, compliance with applicable procedures, laws, and regulations, and Company’s or its agents’ transfer, storage and processing of data outside the European Economic Area, in particular to and in the United States and any other country in which Parent or any of its affiliates has offices.

18. Miscellaneous.

18.1 Applicable Law. This Agreement will be governed by and construed in accordance with the laws of England and Wales.

18.2 Dispute Resolution. Non-exclusive venue for any dispute arising under or in connection with this Agreement will be in the courts of England and Wales. By this Agreement, each Party expressly agrees that those courts will have personal jurisdiction and venue with respect to that Party, and each Party submits to the personal jurisdiction and venue of those courts and waives any objection based on inconvenient forum.

18.3 Entire Agreement. This Agreement constitutes the final, full, and exclusive expression of the Parties’ agreement with respect to: (i) Executive’s position, responsibilities, compensation, prospective termination of employment, and severance, (ii) Inventions, (iii) Works, (iv) customer non-solicitation, (v) employee non-solicitation, (vi) non-competition, (vii) Confidential Information, (viii) and agreements between Executive and Persons other than Company, and this Agreement supersedes all prior agreements, understandings, writings, proposals, representations, and communications, oral or written, with respect to that subject matter, including any prior Executive Employment Agreement, Severance and Non-Competition Agreement, or similar agreement between the Parties; provided, however, that any such prior Executive Employment Agreement or Non-Competition Agreement, or similar prior agreement, letter, or other document, will remain in effect to the limited extent necessary to enable either Party to pursue remedies against the other Party for a breach by the other Party prior to the Effective Date of the terms of that prior agreement, letter, or other document. This Agreement does not supersede Company rules, regulations, and policies, including those contained in Company’s employee handbook and other Company documents provided by Company to Executive from time to time, except to the extent inconsistent with this Agreement.

18.4 Invalidity of Provisions. The provisions of this Agreement are severable. If for any reason a court finds that any provision in this Agreement is unenforceable in whole or in part, including if a court finds that a restrictive covenant set forth in any of Sections 8 through 11, inclusive, does not comply with applicable law in terms of the geographic area, duration, or scope of the covenant, then the court will modify that provision to the extent necessary to render the provision enforceable while, to the extent possible, preserving the original intent of the Parties, and the remaining provisions will continue in full force and effect without being impaired or invalidated in any way.

18.5 Amendments; Waiver. This Agreement may be amended or modified, in whole or in part, only by a written amendment signed by Executive and, on behalf of Company, by an officer of Company acting with specific authorization and approval of the Board or the Committee, and no term of this Agreement may be waived except in a written wavier signed by the Party waiving the benefit of that term (and in the case of Company, with the specific authorization of the Board or the Committee). No failure on the part of either Party to exercise any right will operate as a continuing waiver of that right or a waiver of that Party’s right to exercise the same, a similar, or any other right in the future.

18.6 Assignment; Binding Effect. Neither Party has the right to assign its rights or delegate its duties under this Agreement; provided, however, that Company has the right to assign its rights and delegate its duties under this Agreement to a Person or Persons that purchase all or substantially all of the assets or stock of Company. Any attempt to assign or delegate in violation of the foregoing restrictions will be null and void. This Agreement will binding upon, inure to the benefit of, and be enforceable by the Parties and their respective heirs, legal representatives, successors, and permitted assignees.

18.7 Headings. The section headings in this Agreement are for reference purposes only and are not intended in any way to describe, interpret, define, or limit the extent or intent of all or any portion of this Agreement.

18.8 Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original and both of which together will constitute one and the same instrument.

18.9 Representation of Authority. The official executing this Agreement on behalf of Company represents and warrants that he or she has the requisite authority to do so and fully bind Company.

18.10 Legal Fees and Expenses. Each Party will be responsible for its or his own costs, fees, and expenses, including attorney’s fees and expenses, in connection with any dispute arising out of the subject matter of this Agreement; provided, however, that if Executive’s employment is terminated after a Change of Control (i) by Company without Cause or (ii) by Executive as a result of a Constructive Termination, Executive will be entitled to recover from Company his reasonable attorneys’ fees and expenses incurred in connection with any dispute relating to Executive’s enforcement of his rights related to that termination to the extent that Executive prevails in a material manner with respect to that dispute.

18.11 Parent as Third Party Beneficiary. The Parties intend that Parent be a third party beneficiary of this Agreement.

SCHEDULE B POSITION AND CERTAIN COMPENSATION INFORMATION

Name of Executive: Steven P. Smith

Executive’s Start Date (for continuous service): 4 October 2004

Executive’s Direct Supervisor: Eddie Capel

Executive’s Job Title: Senior Vice President, EMEA and APAC

Executive’s Work Location: Bracknell, England

Base Salary (Monthly): £15,250.00; Base Salary (annualized): £183,000

Bonus Target Amount: £80,000

Vacation Days (Number to Be Accrued per Calendar Year): 23

Car Allowance: £17,550 per calendar year

B-1